                                                              Exhibit 11
                                                              ----------


                              CONRAIL INC.
                              ------------
                     EARNINGS PER SHARE COMPUTATIONS
                     -------------------------------

                    ($ In Millions Except Per Share)


                                           Quarters Ended           Six Months Ended
                                              June 30,                   June 30,
                                          -----------------         ----------------
                                          1995         1994         1995        1994
                                          ----         ----         ----        ----
Net income
----------

Primary
 Net income                               $123         $101         $178         $69
 Dividends declared on Series A ESOP
  convertible junior preferred stock
  (ESOP Stock), net of tax benefit          (4)          (3)          (7)         (6)
                                          ----         ----         ----         ---
                                          $119         $ 98         $171         $63
                                          ====         ====         ====         ===
Fully diluted
 Net income                                123          101          178          69
 Nondiscretionary adjustment (1)            (1)          (2)          (2)         (4)
                                          ----         ----         ----         ---
                                          $122         $ 99         $176         $65
                                          ====         ====         ====         ===


Weighted average number of shares (2)
---------------------------------

Primary
 Weighted average number of common
  shares outstanding                78,258,484   79,005,858   78,427,633  79,306,171
 Effect of shares issuable under
  employee stock compensation
  plans                                451,532      625,930      475,729     726,475
                                    ----------   ----------   ----------  ----------
                                    78,710,016   79,631,788   78,903,362  80,032,646
                                    ==========   ==========   ==========  ==========
Fully diluted
 Weighted average number of common
  shares outstanding                78,258,484   79,005,858   78,427,633  79,306,171
 Series A ESOP convertible
  junior preferred stock             9,806,989    9,915,237    9,814,132   9,929,331
 Effect of shares issuable under
  employee stock compensation
  plans                                503,103      625,930      522,785     726,475
                                    ----------   ----------   ----------  ----------
                                    88,568,576   89,547,025   88,764,550  89,961,977
                                    ==========   ==========   ==========  ==========


Net income per common share
 Primary                                 $1.52        $1.24       $2.17        $.79
 Fully diluted                            1.37         1.12        1.98         .74





                                                              Exhibit 11
                                                              ----------

                              CONRAIL INC.
                              ------------
                     EARNINGS PER SHARE COMPUTATIONS
                     -------------------------------


Notes:    1.   Represents the increase, net of income tax benefits, in
               ESOP-related expenses assuming conversion of all ESOP
               Stock to common stock.

          2.   Shares held by the Employee Benefits Trust (the
               "Trust") are not considered outstanding for earnings per share computations until issued by the Trust.



                               Page 2 of 2

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